CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2015
NINTH INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2015.

2.	Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan for the following reasons:

a.	To increase the Matching Contribution formula for Employees not covered by a collective bargaining agreement; and

b.
To reflect the terms of a new collective bargaining agreement covering Employees of the Company’s Target Rock operations that (i) increases the Matching Contribution formula, effective January 1, 2019, and (ii) provides     that eligible Compensation of such Employees for Plan purposes includes overtime, premium pay and certain other items of total compensation.

3.	Section 12.01(a) of the Plan permits the Company to amend the Plan at any time and from time to time.

4.	Section 12.01(b) authorizes the Curtiss-Wright Corporation Administrative Committee to adopt Plan amendments on behalf of the Company under certain circumstances.

5.	Certain of the Plan amendments described herein shall be subject to approval by the Board of Directors.

Amendments to the Plan:
1.    Effective January 1, 2019, Section 1.15 is amended by deleting the third paragraph thereof.

2.    Effective January 1, 2019, Section 3.07 is amended by redesignating paragraph (d) as paragraph (e) and by adding a new paragraph (d) to read as follows:

(d)
From and after January 1, 2019, the Employer shall contribute on behalf of each of its Frozen Members, other than a member of a unit of Employees covered by a collective bargaining agreement, with the exception of (i) the collective bargaining agreement covering Employees of Williams Controls, Inc., (ii) a collective bargaining agreement covering Employees of the Employer that had adopted the EMS Plan, and (iii) the collective bargaining agreement covering Employees of the Target Rock operations of Curtiss-Wright Flow Control Corporation, and Acquired Members who elected to make Deferred Cash Contributions, Roth Deferred Cash Contributions, and/or After-Tax Contributions, Matching Contributions in an amount equal to 50% of the Deferred Cash Contributions, Roth Deferred Cash Contributions, and/or After-Tax Contributions made by the Member to the Plan that do not exceed the first 8% (6% in the case of Employees described in subparagraphs (i) and (ii) above) of the Member’s Compensation during each payroll period. In no event shall the amount of Matching Contributions made under this Section 3.07(d) equal more than 4% (3% in the case of Employees described in subparagraphs (i) and (ii) above) of a Member’s Compensation for the payroll period. Matching Contributions shall first be made with respect to Deferred Cash Contributions, and Roth Deferred Cash

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this day of November, 2018.

Curtiss-Wright Corporation
Administrative Committee

By:
Paul J. Ferdenzi